Exhibit 10.4

TRex Bio, Inc.

Executive Employment Agreement

This Executive Employment Agreement (the “Agreement”) made between TRex Bio, Inc, a Delaware corporation (the “Company”) and M. Johnston Erwin. Jr. (the “Executive” and, collectively with the Company the “Parties”), is entered into as of the date Executive commences his employment with the Company (the “Effective Date”).

WHEREAS, the Company desires to employ Executive as the Company’s Chief Executive Officer and Executive desires to serve in such capacity, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged the Parties hereto agree as follows:

1. Employment by the Company.

1.1 Employment. This Agreement shall govern the terms of Executive’s employment with the Company, effective as of the Effective Date.

1.2 Position. Executive shall serve as the Company’s Chief Executive Officer. So long as Executive is serving as the Company’s Chief Executive Officer, he will continue to serve as a member of the Company’s Board of Directors (the “Board”) and the Board of Directors of the Company’s parent (the “Parent Board”), TRex Bio Limited a limited company organized under the laws of England and Wales (“Parent”). During the term of Executive’s employment with the Company Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company.

1.3 Duties and Location. Executive shall perform such duties as are typically performed by a Chief Executive Officer. Executive will report to the Board and Parent Board. Prior to Executive’s relocation, if any, inExecutive will work primarily from his home office in Indiana provided that Executive is expected to travel to and perform services from the Company’s South San Francisco office on a regular basis and as business needs require.

1.4 Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terns of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Compensation.

2.1 Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of $475.000 per year (such base salary, as in effect from time to time, the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2 Bonus. Executive will be eligible for an annual discretionary bonus (the “Annual Bonus”) with a target amount equal to 40% of Executive’s Base Salary (the “Target Annual Bonus”). Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Parent Board or the compensation committee thereof in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Parent Board or the compensation committee thereof and provided in writing to Executive within sixty (60) days of the beginning of each calendar year. Annual Bonuses are typically paid no later than March 15th of the year following the applicable bonus year. Executive will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if Executive’s employment terminates for any reason before any Annual Bonus is paid.

3. Standard Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees.

4. Equity Awards. Subject to approval by the Parent Board, and Executive entering into the applicable award agreement, Parents intend to grant Executive the following options:

4.1 An initial option covering 1,237,392 ordinary shares in the capital of Parent as of immediately following the closing of the second tranche of the Series A-3 financing in the amount of approximately $11,000,000 (the “Series A Second Tranche”) (the “Initial Option Grant”); and

4.2 If the Company completes the next equity financing after the Series A Second Tranche that (i) closes on or before December 31, 2021; (ii) includes a new investor in the Company; and (iii) yields gross proceeds to the Company of more than $10.000.000 (the “Qualified Next Equity Financing”), an option grant reflecting 0.25% of the fully diluted capitalization of Parent immediately following the closing of the Qualified Next Equity Financing (the “Next Equity Financing Grant”).

4.3 Any options granted pursuant to this Section 4 will each have an exercise price of not less than fair market value on the date of grant. The Initial Option Grant will vest 25% on the first anniversary of the Effective Date and then in 36 equal monthly installments thereafter. The Next Equity Financing Grant will vest 25% on the first anniversary of the closing date of the Qualified Next Equity Financing and then in 36 equal monthly installments thereafter. These awards will be early-exercisable by cash or with a promissory note in favor of the Company, and subject to the other terms and conditions of the applicable award agreement and equity plan rules.

5. Relocation. To the extent Executive chooses to relocate, the Company shall reimburse Executive for expenses incurred in connection with relocation of Executive’s primary residence from Indiana to the South San Francisco area (which is expected to be completed no later than December 31, 2022), in an amount not to exceed $100.000 in the aggregate (the “Relocation Payment”), including expenses relating to, if applicable: (i) travel back and forth to site and temporary housing until Executive is able to relocate his family; (ii) packing, crating, moving and transporting Executive’s household goods and personal effects from Executive’s former home to Executive’s new home; (iii) storing and insuring household goods and personal effects; (iv) shipping Executive’s car and household pets from Executive’s former home to Executive’s new home; (v) connecting or disconnecting utilities; (vi) house hunting trips and final move with the entire family; and (vii) other eligible expenses as the Company may approve in its discretion (including air and other travel costs for Executive and his immediate family between Indiana and California for a reasonable period following the date on which this Agreement becomes effective) Executive shall promptly submit invoices evidencing the actual expenses incurred, and the Relocation Payment will be paid to Executive net of all applicable withholding taxes and other applicable deductions in accordance with the Company’s standard payroll practices no later than the first regular payroll date that occurs 30 days after receipt of the required invoices and other supporting documentation. The foregoing provisions are subject to the terms and conditions under any applicable plans and/or policies of the Company, as such may be amended from time to time. Executive agrees to pay any income or other taxes that are required to be paid in connection with the Relocation Payment.

6. Business Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Termination of Employment; Severance.

7.1 At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice. In the event Executive’s employment relationship is terminated for any reason, Executive shall be entitled to receive Executive’s earned but unpaid Base Salary, unreimbursed expenses properly incurred by Executive pursuant to Sections 4 and 5 and any other compensation or benefit earned by or owed to (but not yet paid to) Executive through and including the date of termination, payable in a lump sum on the next regularly scheduled payroll date following the date on winch Executive’s employment terminated, or at such other date as shall be specified under the terms of the employee benefit plan pursuant to which such compensation or benefit is payable.

7.2 Severance Benefits for Termination Without Cause or Resignation with Good Reason Unrelated to a Change of Control. In the event Executive’s employment with the Company is terminated by the Company without Cause or Executive resigns for Good Reason prior to a Change of Control (as defined below) or more than twelve (12) months following a Change of Control, provided that Executive remains in compliance with the terms of this Agreement and the Confidentiality Agreement (as defined below) and subject to Section 8 below, the Company shall provide Executive with the following severance benefits:

(i) Continued Base Salary for one year following the date of Executive’s employment termination date payable in equal installments in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which shall commence no later than sixty (60) days following the date of Executive’s employment termination; provided that, the first installment payment shall include all amounts of Base Salary that would otherwise have been paid to the Executive during the period beginning on the date of Executive’s employment termination date and ending on the first payment date if no delay had been imposed; and

(ii) Provided that Executive is then eligible for and timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA, premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) through the period starting on Executive’s employment termination date and ending twelve (12) months following Executive’s termination date. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law, the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA premium period, Executive may, but is not obligated to, use such payments toward the cost of COBRA premiums.

7.3 Severance Benefits for Termination Without Cause or Resignation with Good Reason Related to a Change of Control. In the event Executive’s employment with the Company is terminated by the Company without Cause or Executive resigns for Good Reason during the period three months before through twelve months following a Change of Control, and provided that Executive remains in compliance with the terms of this Agreement and the Confidentiality Agreement and subject to Section 8 below, the Company shall provide Executive with the severance benefits set forth above in Section 7.2 and all unvested equity-based incentive compensation awards then held by Executive shall be accelerated such that 100% of the shares underlying such awards shall be deemed immediately vested and exercisable.

7.4 Termination for Cause; Resignation Without Good Reason; Death or Disability.

(i) If Executive resigns without Good Reason or the Company terminates Executive’s employment for Cause, Executive shall not be entitled to receive any payments or benefits under this Agreement, other than as set forth in Section 7.1. In addition, Executive shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

(ii) Executive’s employment shall terminate automatically upon the death or Total Disability of Executive, “Total Disability” shall mean Executive’s inability, with reasonable accommodation, to perform the duties of his position for a period or periods aggregating ninety (90) calendar days in any period of one hundred eighty days (180) consecutive days as a result of physical or mental illness, loss of legal capacity or any other came beyond Executive’s control. Executive and the Company hereby acknowledge that Executive’s ability to perform the duties specified in Section l is the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Executive’s death occurs or (b) immediately upon a determination by the Board or the compensation committee thereof of Executive’s Total Disability. In the case of termination of employment under this Section 7.4(ii), Executive shall not be entitled to receive any payments or benefits under this Agreement, other than as set forth in Section 7.1.

8. Conditions to Receipt of Severance Benefits. The receipt of any of the severance benefits set forth in Sections 7.2 and 7.3 above will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”) no later than 45 days following the date of termination. No severance benefits will be paid or provided unless and until the Separation Agreement becomes effective and non-revocable. Executive shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

9. Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code” and “Section 409A”) provided under Treasury Regulations l.409A-l(b)(4), 1.409A-l(b)(5) and l.409A-l(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. All payments and benefits that are payable upon a termination of employment hereunder shall be paid or provided only upon Executive’s “separation from service” from the Company (within the meaning of Section 409A). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section l.409A-2(b)(2)(iii)). Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s termination to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon termination set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s termination with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

10. Section 280G. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then, Executive’s severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Employee on an after-tax basis of the greatest amount of severance benefits under this Agreement notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following manner; first a pro rata reduction of (i) cash payments subject to Section 409A as deferred compensation and (ii) cash payments not subject to Section 409A, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A as deferred compensation and (ii) equity-based compensation not subject to Section 409A. Reduction in either cash payments or equity compensation benefits shall be made pro rata between and among benefits which are subject to Section 409A and benefits which are exempt from Section 409A. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 10 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10.

11. Definitions.

11.1 Cause. For purposes of this Agreement, “Cause” for termination will mean: (a) a material breach of any of Executive’s obligations or duties pursuant to this Agreement or the Confidentiality Agreement, which remains uncured thirty (30) days after Executive becomes aware of the breach by formal written notification by the Company; (b) gross negligence or willful misconduct in the course of employment resulting in material damage to the Company; (c) any action or activity that is contrary to applicable insider trading rules or any other applicable securities rules or legislation; or (d) a material act or omission involving substantial dishonesty or fraud that materially harms or would reasonably be expected to materially harm the Company, or (e) a conviction of or plea of no contest to, a felony or any crime involving moral turpitude.

11.2 Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent: (a) any material and adverse change to Executive’s position, authority. responsibilities, or job location; (b) any reduction in base salary or bonus opportunity as provided under this Agreement; or (c) Executive is removed as Chief Executive Officer of the Company (or is not appointed as the Chief Executive Officer of the Company’s successor entity) following a Change of Control; or (d) any failure to secure the agreement of any successor entity to fully assume the Company’s obligations under this Agreement. In order to resign for Good Reason, Executive must provide written notice to the Board within 60 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least 30 days from receipt of such written notice to cue such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 90 days after the expiration of the cure period.

11.3 Change of Control. For purposes of this Agreement, “Change of Control” means the occurence of one or more of the following: (a) a merger, a consolidation, a reorganization or an arrangement that results in a transfer of more than fifty percent (50%) of the total voting power of the Company’s outstanding securities to a person or a group of persons different from a person or a group of persons holding those securities immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); (b) a direct or indirect sale or other transfer of beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities to a person or a group of persons different from a person or a group of persons holding those securities immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); (c) a direct or indirect sale or other transfer of the right to appoint more than fifty percent (50%) of the directors of the Board or otherwise directly or indirectly control the management, affairs and business of the Company to a person or a group of persons different from a person or a group of persons holding this right immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); (d) a direct or indirect sale or other transfer of all or substantially all of the assets of the Company to a person or a group of persons different from a person or a group of persons holding those assets immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); or (e) a complete liquidation, dissolution or winding-up of the Company provided, however, that a Change in Control will not be deemed to have occurred if such Change in Control results solely from the issuance, in connection with a bona fide financing or series of financings by the Company, of voting securities of the Company or any rights to acquire voting securities of the Company which are convertible into voting securities.

12. Proprietary Information Obligations. As a condition of employment, Executive will sign and abide by the Company’s standard Employee Invention Assignment and Confidentiality Agreement, attached hereto as Exhibit A (the “Confidentiality Agreement”).

13. Outside Activities During Employment.

13.1 Non-Company Business. Except with the prior written consent of the Board, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

13.2 No Adverse Interests. Executive agrees not to acquire. assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

14. Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment or the termination of Executive’s employment, including but not limited to statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in South San Francisco, California conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules or by another arbitration company if mutually agreed upon by Executive and Board. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a)

have the authority to compel adequate discovers for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of Executive if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

15. General Provisions.

15.1 Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

15.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

15.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

15.4 Complete Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

15.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

15.6 Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof

15.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

15.8 Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

15.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

TREX BIO, INC.

By:	/s/ Carol Gallagher
Name:	Carol Gallagher
Title:	Executive Chairman

M. JOHNSTON ERWIN, JR.

/s/ Johnston Erwin, Jr.

[Signature Page to Executive Employment Agreement]

Exhibit A

Employee Invention Assignment and Confidentiality Agreement

[Pursuant to Regulation S-K, Item 601(a)(5), this Exhibit has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted appendices to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]